Quest Diagnostics Incorporated 1290 Wall Street West Lyndhurst, New Jersey 07071	Exhibit 99.1

News From Quest Diagnostics

Quest Diagnostics Contacts:
Laure Park (Investors): 201-393-5030
Gary Samuels (Media): 201-393-5700
FOR IMMEDIATE RELEASE

QUEST DIAGNOSTICS TO NO LONGER BE A NATIONAL CONTRACTED
PROVIDER OF LAB SERVICES TO UNITEDHEALTHCARE EFFECTIVE 2007

– Quest Diagnostics expects to continue to service UnitedHealthcare members as a non-contracted provider of high quality convenient laboratory services –

LYNDHURST, N.J., October 3, 2006 – Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that it will not be a national contracted provider of laboratory services to UnitedHealthcare beginning January 1, 2007. UnitedHealthcare accounts for approximately 7% of Quest Diagnostics’ annual revenues.

Quest Diagnostics expects to continue to service UnitedHealthcare’s members in certain markets as a contracted provider and in other markets as a non-contracted provider. The company cannot estimate at this time the financial impact of not being a contracted provider on a national basis.

“In our response to UnitedHealthcare’s request for proposals, we offered to substantially reduce its laboratory costs, while at the same time increasing access and convenience for its members and physicians,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “Unfortunately, the terms and conditions that were offered by UnitedHealthcare would have been irresponsible for us to accept.”

“We believe patients, physicians and employers will continue to insist they have access to quality and convenient laboratory services from Quest Diagnostics, because of our enhanced patient experience, medical quality and the broadest distribution network,” continued Dr. Mohapatra. “We want them to know they have a choice when it comes to selecting a laboratory. Choosing a diagnostic lab with a focus on patients and quality makes a difference for your health.”

Conference Call Scheduled

Quest Diagnostics will hold a conference call to discuss the news and respond to questions on October 3, 2006 at 11:00 A.M. Eastern Time. Investors can access the call at 1-888-454-5684, passcode “Investor”. A simulcast of the call and a replay are available via the Internet at:

www.questdiagnostics.com and registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available later today through 11 P.M. on October 31, 2006 to investors in the U.S. by dialing 866-356-3374. Investors outside the U.S. may dial 203-369-0100. No password is required for either number.

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2005 Form 10-K and subsequent SEC filings.

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